Exhibit 99.1
FOR IMMEDIATE RELEASE

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Contact: James Lee
The Lee Strategy Group, Inc.
Tel: (310) 229-5771
Email: jlee@leestrategy.com

VYTERIS, INC. ANNOUNCES COMPLETION OF
REVERSE STOCK SPLIT AND NEW TRADING SYMBOL

Steps Part of Implementation of Strategic Vision

FAIR LAWN, NJ – (June 17, 2008) – Vyteris, Inc. (OTCBB: VYTR), manufacturer of the first FDA-approved active patch transdermal drug delivery system, announced implementation of a 1 for 15 reverse split of the company’s common stock, as well as the designation of a new trading symbol by NASDAQ.

The reverse stock split affects all of the company’s common stock, stock options, Series B Preferred Stock and warrants outstanding immediately prior to the effective date of the reverse stock split. The reverse split will reduce Vyteris, Inc. common stock outstanding from approximately 107,959,312 shares to approximately 7,197,287 shares and the number of authorized shares of common stock has been reduced from 500,000,000 shares to 33,333,333 shares.

“This marks another step in our previously announced plans for restructuring the company’s operations and placing the company in a stronger financial position to pursue its strategic plans,” said Joseph Himy, chief financial officer for Vyteris, Inc. “We will continue to focus our efforts on managing resources to become more effective in pursuing joint drug development partnerships in the areas of peptide and biopharmaceutical drug delivery using our proprietary transdermal delivery technology.”

Effective June 17, 2008, Vyteris, Inc. will begin trading on a split-adjusted basis under the common stock symbol “VYTR.”

About Vyteris, Inc.
Vyteris, Inc., a wholly owned subsidiary of Vyteris Holdings (Nevada), Inc. (OTCBB: VYHN), is the maker of the first active drug delivery patch to receive marketing clearance from the U.S. Food and Drug Administration (FDA).  Vyteris’ proprietary active transdermal drug delivery (iontophoresis) technology delivers drugs comfortably through the skin using low-level electrical energy.  This active patch technology allows precise dosing, giving physicians and patients control in the rate, dosage and pattern of drug delivery that may result in considerable therapeutic, economical, and lifestyle advantages over existing methods of drug administration.  For more information, please visit our website at www.vyteris.com.

Vyteris Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “would,” “should,” “believes,” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements concerning the potential impact of the new marketing agreement and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others, the competitive environment and competitive responses to the new marketing arrangement. The Company has described other important risks and uncertainties under the caption "Risk Factors" in its most recent Annual Report on Form 10-KSB and in various filings made with the SEC.  Actual results may differ materially from those contained in the forward-looking statements in this press release.

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